Law Offices of Jason H Scott
4691 Torrey Circle
San Diego, CA 92130
Phone: 760.637.5685

LAW OFFICES OF JASON H SCOTT

Jason Scott* jason@shareaway.com

May 13, 2019

Board of Directors
cbdMD, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211

cbdMD, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as special counsel to cbdMD, Inc., a North Carolina corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Prospectus Supplement, dated May 13, 2019 (the "Prospectus Supplement"), to a Registration Statement (File No. 333-228773) on Form S-3 (the "Registration Statement"), filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus Supplement relates to the sale of an aggregate of 2,360,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), including shares of Common Stock issuable upon the exercise of an over-allotment option granted to ThinkEquity, a division of Fordham Financial Management, Inc. (the "Underwriter") pursuant to an Underwriting Agreement, dated May 13, 2019, by and between the Company and the Underwriter (the "Underwriting Agreement"). The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

Documents Reviewed

In connection with this opinion letter, I have examined the Registration Statement and the Prospectus Supplement, including the exhibits incorporated by reference therein. In addition, I have examined and relied upon the following:

* Licensed to practice in North Carolina and New York only

(i) true and correct copies of the articles of incorporation and bylaws of the Company (the "Organizational Documents");

(ii) the resolutions of the Board of Directors of the Company authorizing the issuance and sale of the Shares pursuant to the terms of the Prospectus Supplement, including to establish the sale price of the Shares (the "Authorizing Resolutions");

(iii) the form of warrant to be entered into by and between the Company and the Underwriter (the "Representative's Warrant");

(iv) the Underwriting Agreement; and

(v) originals, or copies identified to my satisfaction as being true copies, of such other records, documents and instruments as I have deemed necessary for the purposes of this opinion letter.

"Applicable Law" means the internal laws of the State of North Carolina and the North Carolina Business Corporation Act.

Assumptions Underlying Opinions

For all purposes of the opinions expressed herein, I have assumed, without independent investigation, the following:

[a] Factual Matters. To the extent that I have reviewed and relied upon certificates of the Company or authorized representatives thereof, all of such certificates, representations and assurances are accurate with regard to factual matters.

[b] Signatures. The signatures of individuals who have signed or will sign the Registration Statement are genuine and authorized.

[c] Authentic and Conforming Documents. All documents submitted to me as originals are authentic, complete and accurate, and all documents submitted to me as copies conform to authentic original documents.

[d] Registration. The Registration Statement shall have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, I am of the opinion that:

1. The Shares. When (a) the Shares have been issued and sold as contemplated by the Prospectus Supplement, and (b) the Company has received the consideration provided for in the Prospectus Supplement, such Shares will be duly authorized, validly issued, fully paid and non- assessable.

2. Representative's Warrant. When (a) the Representative's Warrant has been issued, executed and delivered as contemplated in the Prospectus Supplement as additional compensation pursuant to the Underwriting Agreement, and (b) such Representative's Warrant has been authenticated or countersigned in accordance with the provisions of the Representative's Warrant, such Representative's Warrant will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

3. Warrant Shares. The shares of Common Stock issuable upon exercise of the Representative's Warrant (the "Warrant Shares") have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Prospectus Supplement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

Matters Excluded from Opinions

I express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in the terms of the Representative's Warrant or related agreements relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b) Remedies. The enforceability of any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. The opinions are limited to the Applicable Law, and I do not express any opinion concerning any other law.

(b) Bankruptcy. The opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors' rights generally.

(c) Unenforceability of Certain Provisions. Provisions contained in the Securities which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Securities invalid as a whole.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. The opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. I undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Prospectus Supplement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company's Current Report on Form 8-K on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to my firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

